As filed with the Securities and Exchange Commission on August 3, 2015

Registration No. 033-14677

Registration No. 033-64541

Registration No. 333-00113

Registration No. 333-38032

Registration No. 333-100148

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3 REGISTRATION STATEMENT NO. 033-14677

FORM S-3 REGISTRATION STATEMENT NO. 033-64541

FORM S-3 REGISTRATION STATEMENT NO. 333-00113

FORM S-3 REGISTRATION STATEMENT NO. 333-38032

FORM S-3 REGISTRATION STATEMENT NO. 333-100148

UNDER

THE SECURITIES ACT OF 1933

SUSQUEHANNA BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-2201716
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

c/o BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert J. Johnson, Jr., Esq.

Senior Executive Vice President, General Counsel,

Secretary and Chief Corporate Governance Officer

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

(336) 733-2000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Susquehanna”), on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 033-14677, originally filed with the Securities and Exchange Commission (the “SEC”) on June 1, 1987;

•	Registration Statement No. 033-64541, originally filed with the SEC on November 22, 1995;

•	Registration Statement No. 333-00113, originally filed with the SEC on January 9, 1996;

•	Registration Statement No. 333-38032, originally filed with the SEC on May 30, 2000; and

•	Registration Statement No. 333-100148, originally filed with the SEC on September 27, 2002.

On August 1, 2015, pursuant to the Agreement and Plan of Merger, dated as of November 11, 2014 (the “Agreement”), by and between BB&T Corporation, a North Carolina corporation (“BB&T”), and Susquehanna, Susquehanna merged with and into BB&T, with BB&T continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Agreement, Susquehanna has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by Susquehanna in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Susquehanna hereby removes and withdraws from registration all securities of Susquehanna registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this August 3, 2015. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

BB&T CORPORATION
as successor by merger to Susquehanna Bancshares, Inc.

By:	/s/ Daryl N. Bible
Name:	Daryl N. Bible
Title:	Senior Executive Vice President and Chief Financial Officer